Exhibit 14.1

Employee Handbook

Understanding employment at

Amphitrite Digital

Revised on 8/24/22

Prepared By:

AMPHITRITE DIGITAL

BOARD OF DIRECTORS

CORPORATE GOVERNANCE COMMITTEE

August 13, 2022

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Welcome to Amphitrite Digital!

On behalf of your colleagues, we welcome you to Amphitrite Digital and wish you every success here.

At Amphitrite Digital, we believe that each employee contributes directly to the growth and success of the company, and we hope you will take pride in being a member of our team.

This handbook was developed to describe some of the expectations of our employees and to outline the policies, programs, and benefits available to eligible employees. Employees should become familiar with the contents of the employee handbook as soon as possible, for it will answer many questions about employment with Amphitrite Digital.

We believe that professional relations hips are easier when all employees are aware of the culture and values of the organization. This guide will help you to better understand our vision for the future of our business and the challenges that are ahead.

We hope that your experience here will be enjoyable, challenging, and rewarding.

Again, welcome!

Hope Stawski

President & CEO

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ORGANIZATION DESCRIPTION

1.	Organization Description

1.1	Introductory Statement

This handbook is designed to acquaint you with Amphitrite Digital and provide you with information about working conditions, employee benefits, and some of the policies affecting your employment. You should read, understand, and comply with all provisions of the handbook. It describes many of your responsibilities as an employee and outlines the programs developed by Amphitrite Digital to benefit employees. One of our objectives is to provide a work environment that is conducive to both personal and professional growth.

No employee handbook can anticipate every circumstance or question about policy. As Amphitrite Digital continues to grow, the need may arise and Amphitrite Digital reserves the right to revise, supplement, or rescind any policies or portion of the handbook from time to time as it deems appropriate, in its sole and absolute discretion. Employees will be notified of such changes to the handbook as they occur.

The term “employees” refers to both employees, and full time and part time contractors throughout this handbook.

1.2	Customer Relations

Customers are among our organization’s most valuable assets. Every employee represents Amphitrite Digital to our customers and the public. The way we do our jobs presents an image of our entire organization. Customers judge all of us by how they are treated with each employee contact. Therefore, one of our first business priorities is to assist any customer or potential customer. Nothing is more important than being courteous, friendly, helpful, and prompt in the attention you give to customers.

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ORGANIZATION DESCRIPTION

Amphitrite Digital will provide customer relations and services training to all employees with extensive customer contact. Customers who wish to lodge specific comments or complaints should be directed to the Guest Services Manager, Hope Wearing, for appropriate action. Our personal contact with the public, our manners on the telephone, and the communications we send to customers are a re flection not only of ourselves, but also of the professionalism of Amphitrite Digital. Positive customer relations not only enhance the public’s perception or image of Amphitrite Digital, but also pay off in greater customer loyalty and increased sales and profit.

1.3	Products and Services Provided

You will find more information about our products and services by reading the Amphitrite Digital Corporate Brochures.

1.4	Facilities and Location(s)

Seas the Day Charters Office:

American Yacht Harbor, Smith Bay Road

St. Thomas, VI 00802

U.S. Virgin Islands

Windy of Chicago Office:

600 E Grand Ave

Chicago, IL 60611

USA

1.5	The History of Amphitrite Digital

Amphitrite Digital was founded by two entrepreneurs, Hope Stawski and Scott Stawski, who spent years sailing the Caribbean, traveling the world, and discovering how to show their guests the “best day of their vacation” by experiencing that hospitality themselves.

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ORGANIZATION DESCRIPTION

What began as one 47’ sailing catamaran and two people with a dream has grown into five luxury sailing catamarans, six luxury powerboats, one 148’ four-masted schooner and 52 amazing individuals that make up our team.

By employing the marine, technology, and hospitality industry’s best talent (if you’re reading this- you!) and through the use of advanced digital technology platforms, Amphitrite is already one of the largest maritime tour activity operators in Chicago and the U.S. Virgin Is lands. With a foundation rooted in digital technology and innovation, Amphitrite companies are consistently ranked as the leading tour activity operator in the markets they serve.

Amphitrite in lore is the goddess and queen of the sea, wife of Pose id on, and eldest of the fifty Nereides. She was the female personification of the sea - the mother of fish, seals and dolphins. When Poseidon first sought Amphitrite’s hand in marriage, she fled his advances, and hid herself away near Atlas in the Ocean stream at the far ends of the earth. The dolphin- god Delphin eventually tracked her down and persuaded her to return to wed the sea-king. As a tour activity company rooted in maritime tradition, Amphitrite pays homage to both the sea and our company’s founding.

1.6	Management Philosophy

Amphitrite Digital’s management philosophy is based on responsibility and mutual respect. Our wishes are to maintain a work environment that fosters personal and professional growth for all employees. Maintaining such an environment is the responsibility of every staff person. Because of their role, managers and supervisors have the additional responsibility to lead in a manner which fosters an environment of respect for each person.

People who come to Amphitrite Digital want to work here because we have created an environment that encourages creativity and achievement. Amphitrite Digital aims to become a leader in the use of advanced digital technology platforms to market, manage and operate in- destination tours, activities and events in the U.S. and the Caribbean. The mainstay of our strategy will be to offer a level of client focus that is superior to that offered by our competitors.

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ORGANIZATION DESCRIPTION

To help achieve this objective, Amphitrite Digital seeks to attract highly motivated individuals that want to work as a team and share in the commitment, responsibility, risk taking, and discipline required to achieve our vision. Part of attracting these special individuals will be to build a culture that promotes both uniqueness and a bias for action. While we will be realistic in setting goals and expectations, Amphitrite Digital will also be aggressive in reaching its objectives. This success will in turn enable Amphitrite Digital to give its employees above average compensation and innovative benefits or rewards, key elements in helping us maintain our leadership position in the worldwide marketplace.

1.7	Goals

Amphitrite Digital is committed to:

1.	Continuing to provide the highest level of personalized guest service in the industries and communities we serve, by employing the marine industry’s best talent and through the use of advanced digital technology platforms;

2.	Continuing to build a workplace that celeb rates the skills of our team and allows them to grow within the company and the industry;

3.	Continuing to expand Amphitrite’s digital technology foundation, through new technological applications and amplified use of our existing technology;

4.	Continuing to grow through both acquisitions and organic growth to further our strategic growth pipeline

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2.	The Employment

2.1	Nature of Employment

Employment with Amphitrite Digital is voluntarily entered and the employee is free to resign at any time, with or without cause. Similarly, Amphitrite Digital may terminate the employment relationship at will at any time, with or without notice or cause, so long as there is no violation of applicable federal and/or state law.

Policies set forth in this handbook are not intended to create a contract, nor are they to be construed to constitute contractual obligations of any kind or a contract of employment between Amphitrite Digital and any of its employees. The provisions of the handbook have been developed at the discretion of management and, except for its policy of employment-at-will, may be amended or canceled at any time, at Amphitrite Digital’s sole discretion.

These provisions supersede all existing policies and practices and may not be amended or added to without the express written approval of the CEO and President, Hope Stawski.

2.2	Employee Relations

Amphitrite Digital believes that the work conditions, wages, and benefits it offers to its employees are competitive with those offered by other employers in this area and in this industry. If employees have concerns about work conditions or compensation, they are strongly encouraged to voice these concerns openly and directly to their supervisors.

Our experience has shown that when employees deal openly and directly with supervisors, the work environment can be excellent, communications can be clear, and attitudes can be positive. We believe that Amphitrite Digital amply demonstrates its commitment to employees by responding effectively to employee concerns.

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To protect and maintain direct employer/employee communications, we will do anything we can to protect the right of employees to speak for themselves.

2.3	Equal Employment Opportunity

To provide equal employment and advancement opportunities to all individuals, employment decisions at Amphitrite Digital will be based on merit, qualifications, and abilities. Amphitrite Digital does not discriminate in employment opportunities or practices based on race, color, religion, sex, national origin, age, or any other characteristic protected by law.

This policy governs all aspects of employment, including selection, job assignment, compensation, discipline, termination, and access to benefits and training.

Any employees with questions or concerns about any type of discrimination in the workplace are encouraged to bring these issues to the attention of their immediate supervisor or the President. Employees can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action, up to and including termination of employment.

2.4	Diversity

1.	OVERVIEW

Diversity at Amphitrite Digital is expressed through management’s commitment to equality and the treatment of all individuals with respect.

Amphitrite Digital is committed to developing a rich culture, a diverse workforce and a healthy work environment in which every employee is treated fairly, is respected and has the opportunity to contribute to the success of the company, while having the opportunity to achieve their full potential as individuals.

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Diversity at Amphitrite Digital refers to all the characteristics that make individuals different from each other. It includes characteristics or factors such as religion, race, ethnic origin, language, gender, sexual orientation, disability, age or any other potential factor of difference.

Amphitrite Digital understands that the wide range of experiences and perspectives resulting from such diversity promotes innovation and business success. Diversity management makes us creative, productive, responsive, competitive and creates value for our shareholders.

2.	SCOPE

This policy applies to all current employees of Amphitrite Digital, including full-time and part-time, contractual, permanent and temporary employees and also applies to job applicants.

3.	COMMITMENT FROM AMPHITRITE DIGITAL

We are opposed to all forms of unlawful and unfair discrimination. All employees, no matter whether they are part-time, full-time or temporary, will be treated fairly and with respect. When Amphitrite Digital selects candidates for employment, promotion, training or any other benefit, it will be on the basis of their aptitude and ability.

We are opposed to any form of illegal and unfair discrimination. All employees, whether part-time, full-time or temporary, will be treated fairly and with respect.

When Amphitrite Digital will select candidates for employment, promotion, training or any other benefit, it will be on the basis of their skills, abilities and merit.

Amphitrite Digital is committed to:

Creating an environment in which the individual differences and contributions of all team members are recognized and valued.

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Creating a working environment that promotes dignity and respect for every employee.

Attracting and retaining a skilled and diverse workforce that best represents the talent available in the communities in which our assets are located and our employees reside

Ensuring appropriate selection criteria based on diverse skills, experience and perspectives is used when hiring new staff, including Board members. Job specifications, advertisements, application forms and contracts will not contain any direct or inferred discrimination.

Ensuring that applicants and employees of all backgrounds are encouraged to apply for and have fair opportunity to be considered for all available roles.

Providing, to the greatest extent possible, universal access to safe, inclusive and accessible premises that allow everyone to participate and work to their full potential.

Complying with equal opportunity and anti-discrimination legislation

Not tolerating any form of intimidation, bullying, victimization, vilification or harassment and to take disciplinary action against those who violate this policy.

Providing training, development and advancement opportunities for all staff based on merit.

Encouraging anyone who feels they have been discriminated against to express their concerns so that we can take corrective action.

Encouraging employees to treat everyone with dignity and respect.

Regularly reviewing all our employment practices and procedures so that fairness is maintained at all times.

Ensuring to the greatest extent possible that all panels that Amphitrite Digital organizes or participates on include representation of each gender.

Setting measurable objectives for gender diversity which will be monitored and reviewed against the effectiveness of this policy and associated procedures.

Monitoring and reporting annually on diversity and inclusion performance commitments.

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Amphitrite Digital will inform all employees that an equality and diversity policy is in operation and that they are obligated to comply with its requirements and promote fairness in the workplace.

Amphitrite Digital’s equality and diversity policy is fully supported by senior management and its Board of Directors. Our policy will be monitored and reviewed annually to ensure equality and diversity are continually promoted in the workplace.

4.	EMPLOYEE RESPONSIBILITIES

All employees of Amphitrite Digital have a responsibility to treat others with dignity and respect at all times.

All employees are expected to exhibit conduct that reflects inclusion during work, at work functions on or off the work site, and at all other company-sponsored and participative events.

All employees are also required to attend and complete annual diversity awareness training to enhance their knowledge to fulfill this responsibility.

5.	MANAGER RESPONSIBILITIES

Managers are responsible for understanding their role in promoting diversity, communicating and implementing policies and procedures effectively and working with staff to integrate the values of diversity into employment practices.

Building a workforce that is provided with opportunities to develop skill and experience for career advancement, learning and development.

Executive management will lead and approve policy review, revision as appropriate and monitoring of data collected.

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6.	COMPLIANCE, TRAINING, REVIEW & BREACH

All directors, officers and employees are responsible for complying with the Company’s diversity policy and for reporting violations or alleged violations in accordance with that policy.

Managers and staff will receive the resources, training and support necessary to implement this policy.

This policy will be reviewed on an ongoing basis to reflect changing legislation, demographics and organizational priorities.

Any breach of this diversity policy must be reported directly to the management team. Anyone who contravenes this diversity policy may be subject to disciplinary action, including dismissal.

2.5	Business Ethics and Conduct

The successful business operation and reputation of Amphitrite Digital is built upon the principles of fair dealing and ethical conduct of our employees. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.

The continued success of Amphitrite Digital is dependent upon our customers’ trust and we are dedicated to preserving that trust. Employees owe a duty to Amphitrite Digital, its customers, and shareholders to act in a way that will merit the continued trust and confidence of the public.

Amphitrite Digital will comply with all applicable laws and regulations and expects its directors, officers, and employees to conduct business in accordance with the letter, spirit, and intent of all relevant laws and to refrain from any illegall, dishonest, or unethical conduct.

In general, the use of good judgment, based on high ethical principles, will guide you with respect to lines of acceptable conduct. If a situation arises where it is difficult to determine the proper course of action, the matter should be discussed openly with your immediate supervisor and, if necessary, with the President, Hope Stawski, for advice and consultation.

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Compliance with this policy of business ethics and conduct is the responsibility of every Amphitrite Digital employee. Disregarding or failing to comply with this standard of business ethics and conduct could lead to disciplinary action, up to and including possible termination of employment.

2.6	Personal Relationships in the Workplace

The employment of relatives or individuals involved in a dating relations hip in the same area of an organization may cause serious conflicts and problems with favoritism and employee mora le. In addition to claims of partiality in treatment at work, personal conflicts from outside the work environment can be carried over into day-to-day working relationships.

For purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the employee is similar to that of persons who are related by blood or marriage. A dating relationship is de fined as a relations hip that may be reasonably expected to lead to the formation of a consensual “romantic” or sexual relationship. This policy applies to all employees without regard to the gender or sexual orientation of the individuals involved.

Although Amphitrite Digital has no prohibition against employing relatives of current employees or individuals involved in a dating relations hip with current employees, we are committed to monitoring situations in which such relationships exist in the same area. In case of actual or potential problems, Amphitrite Digital will take prompt action, and this can include reassignment. Employees in a close personal relationship should refrain from public workplace displays of affection or excessive personal conversation.

2.7	Conflicts of Interest

Employees have an obligation to conduct business within guide lines that prohibit actual or potential conflicts of interest. This policy establishes only the framework within which Amphitrite Digital wishes the business to operate. The purpose of these guide lines is to provide general direction so that employees can seek further clarification on issues related to the subject of acceptable standards of operation. Contact the President/CEO for more information or questions about conflicts of interest.

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Transactions with outside firms must be conducted within a framework established and controlled by the executive level of Amphitrite Digital. Business dealings with outside firms should not result in unusual gains for those firms. Unusual gain refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit the employer, the employee, or both. Promotional plans that could be interpreted to involve unusual gain require specific executive-level approval.

An actual or potential conflict of interest occurs when an employee is in a position to influence a decision that may result in a personal gain for that employee or for a relative because of Amphitrite Digital business dealings. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the employee is similar to that of persons who are related by blood or marriage.

No “presumption of guilt” is created by the mere existence of a relationship with outside firms. However, if employees have any influence on transactions involving purchases, contracts, or leases, it is imperative that they disclose to an officer of Amphitrite Digital as soon as possible the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties

Personal gain may result not only in cases where an employee or relative has a significant ownership in a firm with which Amphitrite Digital does business, but also when an employee or relative receives any kickback, bribe, substantial gift, or special consideration as a result of any transaction or business dealings involving Amphitrite Digital.

Should you be in doubt as to whether an activity involves a conflict, you should discuss the situation with your manager.

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2.8	Outside Employment

Employees may hold outside jobs as long as they meet the performance standards of their job with Amphitrite Digital. All employees will be judged by the same performance standards and will be subject to Amphitrite Digital scheduling demands, regard less of any existing outside work requirements.

If Amphitrite Digital determines that an employee’s outside work interferes with performance or the ability to meet the requirements of Amphitrite Digital as they are modified from time to time, the employee may be asked to terminate the outside employment if he or she wishes to remain with Amphitrite Digital.

Outside employment that constitutes a conflict of interest is prohibited. Employees may not receive any income or material gain from individuals outside Amphitrite Digital for materials produced or services rendered while performing their jobs.

2.9	Non-Disclosure

The protection of confidential business information and trade secrets is vital to the interests and the success of Amphitrite Digital. Such confidential information includes, but is not limited to, the following examples:

*	Compensation data	*	Pending projects and proposals

*	Computer processes	*	Proprietary production processes

*	Computer programs and codes	*	Research & development strategies

*	Customer lists	*	Scientific data

*	Customer preferences	*	Scientific formulae

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*	Financial information	*	Scientific prototypes

*	Labor relations strategies	*	Technological data

*	Marketing strategies	*	Technological prototypes

*	New materials research

All employees are required to sign a non-disclosure agreement as a condition of employment. Employees who improperly use or disc lose trade secrets or confidential business information will be subject to disciplinary action, up to and including termination of employment and legal action, even if they do not actually benefit from the disclosed information.

2.10	Disability Accommodation

Amphitrite Digital is ensuring equal opportunity in employment for qualified persons with disabilities. All employment practices and activities are conducted on a non-discriminatory basis.

Hiring procedures have been reviewed and provide persons with disabilities meaningful employment opportunities. Upon request, job applications are available in alternative, accessible formats, as is assistance in completing the application. Pre-employment inquiries are made only regarding an applicant’s ability to perform the duties of the position.

We believe in integration, and we are committed to meeting the needs of people with disabilities in a timely manner. We will do so by removing and preventing barriers to accessibility and by meeting our accessibility requirements under local and federal jurisdiction’s accessibility laws.

This policy demonstrates the commitment that Amphitrite Digital has made to fostering and supporting a diverse workforce and to integrating equal opportunity for people with disabilities into Amphitrite Digital policies, procedures, decisions and operations. Amphitrite Digital is committed to supporting a culture that values the promotion of a positive and safe environment for all its employees and an environment that reflects the company’s organizational values, in accordance with the principles of understanding, acceptance and inclusion.

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Reasonable accommodation is available to all disabled employees, where their disability affects the performance of job functions. All employment decisions are based on the merits of the situation in accordance with de fined criteria, not the disability of the individual.

Qualified individuals with disabilities are entitled to equal pay and other forms of compensation (or changes in compensation) as well as in job assignments, classifications, organizational structures, position descriptions, lines of progression and seniority lists. Leave of all types will be available to all employees on an equal basis.

Amphitrite Digital is also committed to not discriminating against any qualified employees or applicants because they are related to or associated with a person with a disability. Amphitrite Digital will follow any provincial or local law that provides individuals with disabilities greater protection.

This policy is neither exhaustive nor exclusive. Amphitrite Digital is committed to taking all other actions necessary to ensure equal employment opportunity for persons with disabilities in accordance with all applicable federal, provincial, and local laws.

2.11	Job Posting and Employee Referrals

Amphitrite Digital provides employees an opportunity to indicate their interest in open positions and advance within the organization according to their skills and experience. In general, notices of all regular, full-time job openings are posted, although Amphitrite Digital reserves its discretionary right to not post a particular opening.

Job openings will be posted on the employee bulletin board and/or in the email system, and normally remain open for 15 days. Each job posting notice will include the dates of the posting period, job title, department, location, grade level, job summary, essential duties, and qualifications (required skills and abilities).

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To be eligible to apply for a posted job, employees must have performed competently for at least 90 calendar days in their current position. Employees who have a written warning on file or are on probation or suspension are not eligible to apply for posted jobs. Eligible employees can only apply for those posted jobs for which they possess the required skills, competencies, and qualifications.

To apply for an open position, employees should submit a job posting application to the Director of Operations listing job-related skills and accomplishments. It should also describe how their current experience with Amphitrite Digital and prior work experience and/or education qualifies them for the position.

Amphitrite Digital recognizes the benefit of developmental experiences and encourages employees to talk with their supervisors about their career plans. Supervisors are encouraged to support employees’ efforts to gain experience and advance within the organization.

An applicant’s supervisor may be contacted to verify performance, skills, and attendance. Any staffing limitations or other circumstances that might affect a prospective transfer may also be discussed.

Job posting is a way to inform employees of openings and to identify qualified and interested applicants who might not otherwise be known to the hiring manager. Other recruiting sources may also be used to fill open positions in the best interest of the organization.

Amphitrite Digital also encourages employees to identify friends or acquaintances that are interested in employment opportunities and refer qualified outside applicants for posted jobs. Employees should obtain permission from the individual before making a referral, share their knowledge of the organization, and not make commitments or oral promises of employment.

An employee should submit the referral’s resume and/or completed application form to the Director of Operations for a posted job. If the referral is interviewed, the referring employee will be notified of the initial interview and the final selection decision.

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2.12	Whistle blower Policy

Amphitrite Digital is committed to conducting its business with honesty and integrity at all times. If, at any time, this commitment is not respected or appears to be in question, Amphitrite Digital will endeavor to identify and remedy such situations. There fore, it is the company’s policy to ensure that when a person has reasonable grounds to believe that an employee, manager or any other person related to the company has committed, or is about to commit, an offense that could harm the company’s business or reputation, it denounces the wrongdoers in question.

The whistleblowing policy has been put in place to:

-	Encourage employees, partners or managers to disclose this information or behavior, protecting complaints from reprisals

-	Treat all parties to an investigation in a fair and equitable manner

-	To ensure confidentiality as much as possible

-	Take corrective action and disciplinary action if wrongdoing is discovered

It is the duty of all employees, contractual third parties or partners to report misconduct or suspected misconduct, including fraud and financial impropriety to the board. This includes misconducts such as but not limited to:

-	Providing false or misleading information, or withholding material information on Amphitrite Digital financial statements, accounting, auditing or other financial reporting fraud or misrepresentation

-	Pursuit of material benefit or advantage in violation of Amphitrite Digital’s conflict of interest policy; misappropriation or misuse of Amphitrite Digital resources such as funds, supplies or other assets

-	Unauthorized alteration or manipulation of computer files

-	Destroying, altering, mutilating, concealing, covering up, falsifying, or making a false entry in any records that may be connected to an official proceeding, in violation of federal, provincial or state law or regulations or otherwise obstructing, influencing or impeding any official proceeding

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-	Violations of federal, provincial or state laws that could result in fines or civil damages payable by Amphitrite Digital, or that could otherwise significantly harm Amphitrite Digital’s reputation or public image

-	Unethical business conduct in violation of any Amphitrite Digital policies and/or Code of Conduct

-	Danger to the health, safety, or well being of employees and/or the general public

-	Forgery or alteration of documents

-	Authorizing or receiving compensation for goods not received or services not rendered

2.13	Accident and First Aid

Amphitrite Digital believes that the best practice in case of an accident, is to ensure staff have access to a trained First Aider or someone who can take charge in the event of an accident.

Details of these trained staff will be displayed from your supervisor and you should familiarize yourself with names and contact details.

An Accident Book is also available from your line manager and it is the responsibility of everyone to report and record any accident involving personal injury.

Employees who are absent from work following an accident must complete a self-certification form, which clearly states the nature and cause of the injury.

All employees in safety-sensitive positions are required to ensure that their First Aid and CPR certification is up to date, and must ensure that an updated copy is kept in their personnel file.

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EMPLOYMENT STATUS AND RECORDS

3.	Employment Status and Records

3.1	Employment Categories

It is the intent of Amphitrite Digital to clarify the definitions of employment classifications so that employees understand their employment status and benefit eligibility.

Each employee is designated as either NONEXEMPT or EXEMPT from federal and provincial wage and hour laws. NONEXEMPT employees are entitled to overtime pay under the specific provisions of federal and provincial laws. EXEMPT employees are excluded from specific provisions of federal and provincial wage and hour laws. An employee’s EXEMPT or NONEXEMPT classification may be changed only upon written notification by Amphitrite Digital management.

In addition to the above categories, each employee will belong to one other employment category:

REGULAR FULL-TIME employees are those who are not in a temporary or probation status and who are regularly scheduled to work Amphitrite Digital full-time schedule. Generally, they are eligible for Amphitrite Digital’s benefit package, subject to the terms, conditions, and limitations of each benefit program.

REGULAR PART-TIME employees are those who are not assigned to a temporary or probation status and who are regularly scheduled to work less than 28 hours per week. While they do receive all legally mandated benefits (such as Social Security and unemployment insurance), they are ineligible for all of Amphitrite Digital other benefit programs.

PROBATION is those whose performance is being evaluated to determine whether further employment in a specific position or with Amphitrite Digital is appropriate. Employees who satisfactorily complete the probation period will be notified of their new employment classification.

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CONTRACTUAL employees are those who are hired as interim replacements, to temporarily supplement the work force, or to assist in the completion of a specific project.

Employment assignments in this category are of a limited duration. Employment beyond any initially stated period does not in any way imply a change in employment status. Temporary employees retain that status unless and until notified of a change. While temporary employees receive all legally mandated benefits (such as CSST and unemployment insurance), they are ineligible for all of Amphitrite Digital’s other benefit programs.

CASUAL employees are those who have established an employment relationship with Amphitrite Digital but who are assigned to work on an intermittent and/or unpredictable basis. While they receive all legally mandated benefits (such as CSST and unemployment insurance), they are ineligible for all of Amphitrite Digital’s other benefit programs.

3.2	Access to Personnel Files

Amphitrite Digital maintains a personnel file on each employee. The personnel file includes such information as the employee’s job application, resume, records of training, documentation of performance appraisals and salary increases, and other employment records.

Personnel files are the property of Amphitrite Digital, and access to the information they contain is restricted. Generally, only supervisors and management personnel of Amphitrite Digital who have a legitimate reason to review information in a file are allowed to do so.

Employees who wish to review their own file should contact the Director of Operations. With reasonable advance notice, employees may review their own personnel files in Amphitrite Digital offices and in the presence of an individual appointed by Amphitrite Digital to maintain the files.

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3.3	Personnel Data Changes

It is the responsibility of each employee to promptly notify Amphitrite Digital of any changes in personnel data. Personal mailing addresses, telephone numbers, number and names of dependents, individuals to be contacted in the event of emergency, educational accomplishments, and other such status reports should be accurate and current at all times. If any personal data has changed, notify the Director of Operations.

3.4	Probation Period

The probation period is intended to give new employees the opportunity to demonstrate their ability to achieve a satisfactory level of performance and to determine whether the new position meets their expectations. Amphitrite Digital uses this period to evaluate employee capabilities, work habits, and overall performance.

All new and rehired employees work on a probation basis for the first 90 calendar days after their date of hire. Any significant absence will automatically extend the probation period by the length of the absence. If Amphitrite Digital determines that the designated probation period does not allow sufficient time to thoroughly evaluate the employee’s performance, the probation period may be extended for a specified period.

During the probation period, both parties may assess suitability for employment with the Employer. This also provides management an opportunity to assess skill levels and address areas of potential concern. During the first 90 days of the probationary period, employment may be terminated by either party for any reason whatsoever, with or without cause, and without notice or payment in lieu of notice.

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EMPLOYMENT STATUS AND RECORDS

Please take note that your manager’s role is to support you in developing and transferring your knowledge, skills and abilities to be successful in your job. We suggest you take advantage of this resource.

Upon satisfactory completion of the probation period, employees enter the “regular” employment classification.

During the probation period, new employees are eligible for those benefits that are required by law, such as unemployment insurance and Social Security. After becoming regular employees, they may also be eligible for other Amphitrite Digital-provided benefits, subject to the terms and conditions of each benefits program. Employees should read the information for each specific benefits program for the details on eligibility requirements.

3.5	Employment Applications

Amphitrite Digital re lies upon the accuracy of information contained in the employment application, as well as the accuracy of other data presented throughout the hiring process and employment. Any misrepresentations, falsifications, or material omissions in any of this information or data may result in the exclusion of the individual from further consideration for employment or, if the person has been hired, termination of employment.

3.6	Performance Evaluation

Supervisors and employees are strongly encouraged to discuss job performance and goals on an informal, day-to-day basis. Additional formal performance evaluations are conducted to provide both supervisors and employees the opportunity to discuss job tasks, identify and correct weaknesses, encourage and recognize strengths, and discuss positive, purposeful approaches for meeting goals.

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EMPLOYMENT STATUS AND RECORDS

At the time of the performance appraisal, the employer and employee will review the objectives and the results achieved. Throughout the year, the employee and employer may refer to this document to track progress made toward objectives, highlight areas of concern and indicate challenges identified along the way. The annual salary review of all employees is based on performance and is evaluated beginning the month of December and effective January 1st of the following year.

3.7	Job Descriptions

Amphitrite Digital makes every effort to create and maintain accurate job descriptions for all positions within the organization. Each description includes a job information section, a job summary section (giving a general overview of the job’s purpose), an essential duties and responsibilities section, a supervisory responsibilities section, a qualifications section (including education and/or experience, language skills, mathematical skills, reasoning ability, and any certification required), a physical demands section, and a work environment section.

Amphitrite Digital maintains job descriptions to aid in orienting new employees to their jobs, identifying the requirements of each position, establishing hiring criteria, setting standards for employee performance evaluations, and establishing a basis for making reasonable accommodations for individuals with disabilities.

The Director of Operations and the hiring manager prepare job descriptions when new positions are created. Existing job descriptions are also reviewed and revised to ensure that they are up to date. Job descriptions may also be rewritten periodically to reflect any changes in the position’s duties and responsibilities. All employees will be expected to help ensure that their job descriptions are accurate and current, reflecting the work being done.

Employees should remember that job descriptions do not necessarily cover every task or duty that might be assigned, and that additional responsibilities may be assigned as necessary. Contact the Director of Operations or CEO/President if you have any questions or concerns about your job description.

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EMPLOYMENT STATUS AND RECORDS

3.8	Salary Administration

The salary administration program at Amphitrite Digital was created to achieve consistent pay practices, comply with federal and provincial laws, mirror our commitment to Equal Employment Opportunity, and offer competitive salaries within our labor market. Because recruiting and retaining talented employees is critical to our success, Amphitrite Digital is committed to paying its employees equitable wages that reflect the requirements and responsibilities of their positions and are comparable to the pay received by similarly situated employees in other organizations in the area.

Compensation for every position is determined by several factors, including job analysis and evaluation, the essential duties and responsibilities of the job, and salary survey data on pay practices of other employers. Amphitrite Digital periodically reviews its salary administration program and restructures it as necessary. Merit-based pay adjustments may be awarded in conjunction with superior employee performance documented by the performance evaluation process. Incentive bonuses may be awarded depending on the overall profitability of Amphitrite Digital and based on each employee’s individual contributions to the organization.

Employees should bring their pay-related questions or concerns to the attention of their immediate supervisors, who are responsible for the fair administration of departmental pay practices. The accounting department is also available to answer specific questions about the salary administration program.

3.9	Professional Development

At the discretion of your manager/supervisor, employees may be able to attend conferences, courses, seminars and meetings, identified through annual work plans and performance reviews, which may be beneficial to the employee’s professional development. When these opportunities are directly related to the employee’s position, or are suggested by the manager/supervisor, then Amphitrite Digital will cover the cost of registration, course materials and some travel expenses.

If Amphitrite Digital has agreed to pay for a course, the fees will be paid on evidence of successful completion. If Amphitrite Digital sponsors a course (or courses) and the employee departs Amphitrite Digital within a year of completion, the course fees will become repayable in full.

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EMPLOYEE BENEFIT PROGRAMS

4.	Employee Benefit Programs

4.1	Employee Benefits

Eligible employees at Amphitrite Digital are provided a wide range of benefits. Several programs (such as unemployment insurance) cover all employees in the manner prescribed by law.

Benefits eligibility is dependent upon a variety of factors, including employee classification. Your supervisor can identify the programs for which you are eligible. Details of many of these programs can be found elsewhere in the employee handbook.

Eligible employees are provided with the following benefits (see the Amphitrite Digital benefits program handbook):

-	Medical insurance

-	Life insurance

-	Long-term disability

The employee benefit programs may require contributions from the employee based on a percentage of the applicable premiums.

4.2	Vacation Benefits

Paid annual vacation is available to eligible employees to provide opportunities for rest, relaxation, and personal pursuits. All employees are eligible to earn and use vacation time as described in this policy:

Employees shall be granted paid vacation of five (5) days every six months and will begin accruing at the commencement of signed contract. Employees may use vacation time before it is accrued. Should an employee’s service contract be terminated for any reason prior to contract end, Amphitrite Digital will pro-rate (.84 days a month) for any used vacation and deduct from any final compensation due. Requests for paid time off must be made four weeks in advance and approved by their supervisor.

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EMPLOYEE BENEFIT PROGRAMS

If an employee is granted paid time off that exceeds 10 days per year, and their service contract is terminated for any reason prior to contract end, their deduction from compensation will be pro-rated by dividing their total granted vacation by 12 months to determine rate of accrual.

Once employees enter an eligible employment classification, they begin to earn paid vacation time according to the schedule. However, before vacation time can be used, a waiting period of 90 calendar days must be completed. After that time, employees can request use of vacation time including that accrued during the waiting period. Employees

Paid vacation time can be used in minimum increments of one da y. To take vacation, employees should request advance approval from their supervisors. Requests will be reviewed based on a number of factors, including business needs and staffing requirements.

Vacation time off is paid at the employee’s pay rate at the time of vacation. It includes overtime or any special forms of compensation such as incentives, commissions, bonuses, or shift differentials. It does not include Christmas bonuses or gifts.

As stated above, employees are encouraged to use available paid vacation time for rest, relaxation, and personal pursuits. In the event that available vacation is not used by the end of the reference period, the balance of unused vacation will be paid out to the employee.

Upon termination of employment, employees will be paid for unused vacation time that has been earned through the last day of work.

4.3	Military Service Leave

Employees serving in the uniformed services, including the Army, Navy, Marine Corps, Air Force, Coast Guard and Public Health Service commissioned corps, as well as the reserve components of each of these services, may take unpaid military leave, as needed, to enable them to fulfill their obligations. However, those employees must provide advance written or verbal notice to their manager/supervisor. Employees should provide notice as far in advance as is reasonable under the circumstances. In addition, employees may, but are not required to, use accrued vacation or personal leave while performing military duty.

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EMPLOYEE BENEFIT PROGRAMS

4.4	Religious Observance

Federal and state equal opportunity laws generally require employers to accommodate the religious beliefs of employees, but do not require them to provide paid leave. Employees who require time off may use vacation and/or personal days. This leave must be requested through the department manager two weeks prior to the event.

4.5	Holidays

Amphitrite Digital will grant paid holiday time off to all employees in administrative positions on all federal holidays, listed below:

-	New Year’s Day

-	Birth of Martin Luther King Jr.

-	Washington’s Birthday

-	Memorial Day

-	Juneteenth National Independence Day

-	Labor Day

-	Columbus Day

-	Veterans Day

-	Thanksgiving Day

-	Christmas Day

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EMPLOYEE BENEFIT PROGRAMS

Amphitrite Digital will grant paid holiday time off to all eligible employees immediately upon assignment to an eligible employment classification. Holiday pay will be calculated based on the employee’s straight time pay rate (as of the date of the holiday) times the number of hours the employee would otherwise have worked on that day. Eligible employee classification(s): Employees who worked a minimum of 60 days.

To be eligible for holiday pay, employees must work the last scheduled day immediately preceding and the first scheduled day immediately following the holiday.

A statutory holiday that falls on a Saturday will be observed on the preceding Friday or in the case it falls on a Sunday will be observed on the following Monday.

If a statutory holiday falls during an eligible employee’s paid absence (such as vacation or sick leave), holiday pay will be provided instead of the paid time off benefit that would otherwise have applied and a vacation day will not be debited.

Paid time off for holidays will not be counted as hours worked for the purposes of determining overtime.

Employees in roles which designate holidays as expected working days in their employee contracts will receive the equivalent number of days off in the week preceding or following the applicable federal holiday.

4.6	Workers Insurance

Amphitrite Digital may provide a basic employment insurance program to eligible employees at no cost to employees. This program covers any injury or illness sustained in the course of employment that requires medical, surgical, or hospital treatment. Subject to applicable legal requirements, workers’ compensation insurance provides benefits after a short waiting period or, if the employee is hospitalized, immediately.

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EMPLOYEE BENEFIT PROGRAMS

Employees who sustain work-related injuries or illnesses should inform their supervisor immediately. No matter how minor an on-the-job injury may appear, it is important that it be reported immediately. This will enable an eligible employee to qualify for coverage as quickly as possible. Neither Amphitrite Digital nor the insurance carrier will be liable for the payment of workers’ compensation benefits for injuries that occur during an employee’s voluntary participation in any off-duty recreational, social, or athletic activity sponsored by Amphitrite Digital.

Independent contractors are not eligible for this benefit.

4.7	Sick Leave

Employees who are unable to report to work due to illness or injury should notify their direct supervisor before the scheduled start of their workday if possible. The direct supervisor must also be contacted on each additional day of absence. If an employee is absent for three or more consecutive days due to illness or injury, a physician’s statement may need to be provided verifying the disability and its beginning and expected ending dates. Such verification may be requested for other sick leave absences as well and may be required as a condition to receiving sick leave benefits.

Sick time is considered part of an employee’s total vacation package. If an employee intends to be paid for time off for illness or injury, said paid time off will be deducted from their accrued discretionary time off.

4.8	Bereavement Leave

Employees who require taking time off due to the death of an immediate family member should notify their supervisor immediately.

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EMPLOYEE BENEFIT PROGRAMS

Paid bereavement leave will be provided to employees having worked 60 calendar days for Amphitrite Digital:

a)	Five (5) working days in the case of the death of an employee’s spouse, child or the employee’s spouse’s child.

b)	Three (3) working days in the case of the death of an employee’s father, mother, sister or brother.

c)	One (1) working day in the case of the death of an employee’s grandfather, grandmother, uncle, aunt, nephew, niece, son-in-law, daughter-in-law, father-in-law, mother-in-law, brother-in-law, sister-in-law, grandson, grand-daughter (except the uncle, the aunt, the brother-in-law, the sister-in-law, the grandfather, the grandmother, the nephew and the niece of the spouse).

Bereavement pay is calculated based on the base pay rate at the time of absence and will not include any special forms of compensation, such as incentives, commissions, bonuses, or shift differentials. The employees on leave without balance, of maternity, disease, in preventive withdrawal, parental leave, will not be able to prevail themselves of this benefit.

Bereavement leave will normally be granted unless there are unusual business needs or staffing requirements. Employees may, with their supervisors’ approval, use any available paid leave for additional time off as necessary.

4.9	Relocation Benefits

When Amphitrite Digital asks employees to re locate to a new area, certain re location benefits may be provided to facilitate the transition. Re location may be available to any eligible transferred employee who must re locate in order to reside within 45 miles of the new place of work. For specific information regarding the terms and extent of re location benefits, discuss with your immediate supervisor.

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EMPLOYEE BENEFIT PROGRAMS

Employees must request re location assistance for specific items in advance of the date the expenses are incurred. Amphitrite Digital will reimburse expenses only if the employee has received advance approval, incurs reasonable expenses, and submits satisfactory proof of the expense within 30 calendar days of the date the expense was incurred.

Amphitrite Digital extends these re location benefits in an effort to contribute to the success of every employee’s re location. However, if an employee separates from Amphitrite Digital service within one year of the re location, the amount of the re location reimbursement will be considered only a loan. Accordingly, the employee will be asked to reimburse all re location expenses.

4.10	Educational Assistance

Amphitrite Digital recognizes that the skills and knowledge of its employees are critical to the success of the organization. The educational assistance program encourages personal development through formal education so that employees can maintain and improve job-related skills or enhance their ability to compete for reasonably attainable jobs within Amphitrite Digital.

Amphitrite Digital will provide educational assistance to all eligible employees immediately upon assignment to an eligible employment classification. To maintain eligibility employees must remain on the active payroll and be performing their job satisfactorily through completion of each course. Only Regular full-time employees are eligible for educational assistance.

Employees should contact their immediate supervisor or the Director of Operations for more information or questions about educational assistance.

While educational assistance is expected to enhance employees’ performance and professional abilities, Amphitrite Digital cannot guarantee that participation in formal education will entitle the employee to automatic advancement, a different job assignment, or pay increases.

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EMPLOYEE BENEFIT PROGRAMS

Amphitrite Digital extends these educational assistance benefits in an effort to contribute to the success and growth of employees and Amphitrite Digital. However, if an employee separates from Amphitrite Digital service within one year of utilizing educational assistance benefits, the amount of the reimbursement will be considered only a loan. Accordingly, the employee will be asked to reimburse all expenses or said expenses will be deducted from any final compensation due.

4.11	Health Insurance

Amphitrite Digital health insurance plan provides employees and their dependents access to medical insurance benefits. Employees in the following employment classifications are eligible to participate in the health insurance plan:

●	Regular full-time employees

Eligible employees may participate in the health insurance plan subject to all terms and conditions of the agreement between Amphitrite Digital and the insurance carrier.

Details of the health insurance plan are described in the plan provided at the end of this document. Information on cost of coverage will be provided in advance of enrollment to eligible employees. Contact the Chairman of the Board of Directors for more information about health insurance benefits.

4.12	Life Insurance

Life insurance offers you and your family important financial protection. Amphitrite Digital provides a basic life insurance plan for eligible employees.

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EMPLOYEE BENEFIT PROGRAMS

Accidental Death and Dismemberment (AD&D) insurance provides protection in cases of serious injury or death resulting from an accident. AD&D insurance coverage is provided as part of the basic life insurance plan. Employees in the following employment classifications are eligible to participate in the life insurance plan:

Regular full-time employees

Eligible employees may participate in the life insurance plan subject to all terms and conditions of the agreement between Amphitrite Digital and the insurance carrier. Details of the basic life insurance plan including benefit amounts are described in the guide provided to eligible employees. Contact the Chairman of the Board of Directors for more information about life insurance benefits.

4.13	Long Term Disability

Amphitrite Digital provides a long -term disability (LTD) benefits plan to help eligible employees cope with an illness or injury that results in a long -term absence from employment. LTD is designed to ensure a continuing income for employees who are disabled and unable to work.

Employees in the following employment classifications are eligible to participate in the LTD plan: Regular full-time employees

Eligible employees may participate in the LTD plan subject to all terms and conditions of the agreement between Amphitrite Digital and the insurance carrier.

Details of the LTD benefits plan including benefit amounts, and limitations and restrictions are described in the plan provided to eligible employees. Contact the Chairman of the Board of Directors for more information about LTD benefits.

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EMPLOYEE BENEFIT PROGRAMS

4.14	Marriage, Maternity and Parental Leave

Marriage

One (1) paid working day off is allowed for the marriage of the employee or one of his children.

An employee may take one (1) day leave of absence for the marriage of a parent, brother, sister or child of joint sound.

Maternity Leave Admissibility

The employee is entitled to a maternity leave according to:

Current Government legislation entitles employees to a combined Maternity/Parental leave, without pay, of up to 52 weeks. However, during this leave of absence, employees may be eligible to receive employment insurance benefits in accordance with employment insurance eligibility rules. Employees that wish to benefit from Parental Leave only are entitled to a leave of absence, without pay, of up to 37 weeks.

Notice:

a)	The employee must provide in writing to the company, at least three weeks in advance the date of the beginning of her maternity leave and the date envisaged of her return to work. A medical certificate attesting of the date envisaged of the birth must accompany the notice.

b)	The notice can be less than 3 weeks if the medical certificate attests need for the employee to cease working within a less time. If physical dangers are possible, the employee will be assigned to other tasks while preserving the rights and preferences connected to her regular position.

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EMPLOYEE BENEFIT PROGRAMS

Complications:

If the employee or the child suffers from complications preventing the return to work at the end of the maternity leave, the employee must forward a medical certificate to the company. The employee will be entitled to a prolongation of her maternity leave, which can reach a 52-week maximum including the parental leave.

Return to work:

a)	The employee must provide in writing to management the expected date of her return to work and this, three (3) weeks before returning from his or her maternity leave or parental leave.

b)	The employee who does not present himself to work five (5) days after the expiration of his maternity leave or parental leave may be known to have resigned.

c)	Amphitrite Digital may require an employee who returns to work less than two (2) weeks after her childbirth to produce a medical certificate attesting that they are in adequate health to be reinstated in regular function.

d)	At the end of its maternity leave, or parental leave not exceeding 12 weeks, the employee will be reinstalled in her regular function and it will be entitled to all the advantages of which it would have profited if she had remained with work.

e)	If the regular job of the employee does not exist anymore on her return, the Director will recognize all the rights and preferences that she would have profited at the time from disappearance of her job if she had then been with work.

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EMPLOYEE BENEFIT PROGRAMS

Miscarriage:

a)	In the event of miscarriage, the employee as soon as possible must deliver to the direction a notice accompanied by a medical certificate attesting of the miscarriage or the urgency.

b)	When a danger of miscarriage requires a stop of work, the employee is entitled to a special maternity leave of the duration prescribed by the medical certificate, which attests existing danger.

c)	When occurs a miscarriage before the beginning of the twentieth (20th) week preceding the date envisaged of the childbirth, the employee is entitled to a sick leave.

d)	If an employee is confined of a child dead-born after the twentieth (20th) week preceding the date envisaged of the birth, she is entitled to the maternity leave of eighteen (18) weeks.

Special maternity leave:

When there is a danger of miscarriage, or a danger to the health of the mother or of the child to come caused by pregnancy and requiring a stop of work, the employee is entitled to a special maternity leave of the duration prescribed by the medical certificate which attests existing danger and which indicates the date envisaged of the childbirth.

Preventive withdrawal:

When there is a danger of miscarriage, or a danger to the health of the mother or the child to come caused by the working conditions, the employee must ask to be assigned to tasks not involving such dangers. If the direction cannot offer other tasks, the employee can then make the request for a preventive withdrawal. The maternity leave will then begin at the date envisaged from the childbirth.

Birth of a child or adoption

Two (2) paid working days off during the birth of the employee’s child or of the adoption of a child (leave of paternity) other than those of joint sound. Moreover, the employee can prevail himself of a leave without balance of three (3) days. This leave can be split but must be taken in the 15 following days of the arrival of the child at the house.

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TIMEKEEPING / PAYROLL

5.	Time keeping / Payroll

5.1	Time keeping

Employees will be advised at the start of employment whether they are responsible for accounting for and submitting their own time or if a report will be run on their behalf. Any additional time beyond that which is generated in said report and any extraneous invoices or requests for reimbursement of qualifying materials must be submitted by Sunday at midnight for payment on the second and fourth Tuesday of each month via request form provided. Hours not submitted by Sunday at midnight are subject to not receiving pay until the following pay period. All pay is done through QuickBooks, direct deposit and PayPal.

5.2	Paydays

Employees may be paid on one of two possible payroll cycles:

-	Employees may be paid the second and fourth Tuesday of each month for work completed from Sunday through Saturday the previous week. Each paycheck will include earnings for all work performed through the end of the previous payroll period.

-	Employees may be paid on the 1st and 15th of each month, for all work performed through the end of the previous payroll period.

In the event that a regularly scheduled payday falls on a day off such as a weekend or holiday, employees will receive pay on the last day of work before the regularly scheduled payday.

Employees may have pay directly deposited into their bank accounts if they provide advance written authorization to Amphitrite Digital.

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TIMEKEEPING / PAYROLL

5.3	Employment Termination

Termination of employment is an inevitable part of personnel activity within any organization, and many of the reasons for termination are routine. Below are examples of some of the most common circumstances under which employment is terminated:

Termination for Cause: An Employment Contract may be terminated by the Employer at any time for cause, without notice or payment in lieu of notice, or severance pay whatsoever, except payment of outstanding wages, overtime and vacation pay to the date of termination. Cause includes, but is not limited to, any act of dishonesty, conflict of interest, breach of confidentiality, harassment, insubordination, or careless, negligent or documented poor work performance.

Resignation - voluntary employment termination initiated by an employee.
Discharge - involuntary employment termination initiated by the organization.
Layoff - involuntary employment termination initiated by the organization for non-disciplinary reasons.
Retirement - voluntary employment termination initiated by the employee meeting age, length of service, and any other criteria for retirement from the organization.

Termination Without Cause:

1. Discharge/Jumping Ship: Employee agrees that the company may terminate this employment contract and discharge the employee at any time for good cause. The following, by way of example and not as an exclusive list, may be considered good cause for discharge:

●	Failure to be available for assigned work

●	Failure to maintain at all times the vessel/workspace to the reasonable standards of the Amphitrite Digital.

●	Use of drugs or alcohol on board or within 8 hours before reporting for duty.

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TIMEKEEPING / PAYROLL

●	Failure to conform to reasonable health, safety or living standards.

●	Failure to meet vessel departure schedules.

●	Failure to have 100% of guests sign a liability waiver.

●	Failure to meet required licenses, endorsements and/or certifications or consortium standards and testing.

●	Failure to perform delegated tasks efficiently and capably.

●	Extended incapacity due to sea sickness.

●	Misrepresentation of previously acquired skills, experience and abilities.

●	Sleeping while on watch, or negligence in performance of duty.

●	Insubordination.

●	Failure to perform in-port cleaning and maintenance.

●	Harassing other employees, Amphitrite Digital or partner contractors or employees.

If an employee willfully leaves Amphitrite Digital, they shall be entitled to no pay after the termination of their agreement, and will be responsible for their own transportation expenses to return to home port if that is different from where their contract was terminated.

5.4	Administrative Pay Corrections

Amphitrite Digital takes all reasonable steps to ensure that employees receive the correct amount of pay in each paycheck and that employees are paid promptly on the scheduled payday.

In the unlikely event that there is an error for pay, the employee should promptly bring the discrepancy to the attention of the accounting manager so that corrections can be made as quickly as possible.

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WORK CONDITIONS AND HOURS

6.	Work Conditions and Hours

6.1	Work Schedules

Full-Time Employees:

The normal work schedule for full -time employees is 8 hours a day, at least 5 days per week. Supervisors will advise employees of the times their schedules will normally begin and end. Staffing needs and operational demands may necessitate variations in starting and ending times, as well as variations in the total hours that may be scheduled each day and week.

Contracted Employees:

Contracted employees agree that Amphitrite Digital requires their contracted employees to work 450 trips a contract year. Any trip scheduled 5 or more hours is counted as two trips. The objective is for our employees to work 4.5 days each week.

Contracted employees understand that the nature of the business requires them to work most holidays and weekends. Contracted employees further understand that the nature of the business requires them to be available for trips in short notice. Contracted employees further understand the seasonality of this business and Captain/Crew may be required to work a greater number of weekly trips during high season which would be offset by a lower number of weekly trips in low season thereby achieving but not exceeding the 450 trip requirement per contract year.

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WORK CONDITIONS AND HOURS

6.2	Absences

Notification procedure

To obtain an authorized absence, call in, where possible, and let the appropriate person know that you are unable to come to work. The call should be made, if possible, no later than your regular starting time.

As for notifying someone that you will be late to work or will be leaving early in the event your work has been completed, we ask that you use your best judgment. If you know someone is likely to need to know that you will be coming in late or leaving early, you should call that person and let him or her know.

Failure to notify

If you don’t come to work and don’t call in, at some point we have the right to determine that you’re not coming back. Thus, our rule is that unauthorized absences of three or more consecutive days without notice will be considered as a voluntary termination, and we will remove you from the payroll.

If you are repeatedly absent without authorization, you could be subject to counseling, suspension, and termination.

Inclement weather

During inclement weather, you should call to find out whether to report to work. Also, while the weather may be nice where you are, hazardous weather conditions could exist at or near the workplace. If you know hazardous conditions have been reported in the area, protect yourself and call work first.

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WORK CONDITIONS AND HOURS

6.3	Jury Duty

Paid Absence

Time off taken for jury duty is treated as a paid absence for up to 3 days during any one year. Employees are paid for the time they are absent for jury duty, less the amount they receive for performing jury duty service.

Advance Notice

Employees must give advance notice of the need for time off for jury duty. A copy of the summons should accompany the request.

Return to Work

If employees are dismissed from jury duty before the end of the workday, they must report to work for instructions on whether to return for work for the rest of the workday.

6.4	Use of Phone and Mail Systems

Personal use of the telephone for long-distance and toll calls is not permitted. Employees should practice discretion when making local personal calls and may be required to reimburse Amphitrite Digital for any charges resulting from their personal use of the telephone.

The use of Amphitrite Digital-paid postage for personal correspondence is not permitted.

To ensure effective telephone communications, employees should always use an approved greeting and speak in a courteous and professional manner. Please confirm information received from the caller and hang up only after the caller has done so.

6.5	Smoking

In keeping with Amphitrite Digital intent to provide a safe and healthful work environment, smoking is prohibited throughout the workplace.

This policy applies equally to all employees, customers, and visitors.

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WORK CONDITIONS AND HOURS

6.6	Meal Periods

All employees in administrative roles are provided with one meal period of 30 minutes in length each workday. Supervisors will schedule meal periods to accommodate operating requirements. Employees will be relieved of all active responsibilities and restrictions during meal periods and will not be compensated for that time.

Some employees in guest-facing roles may be required to eat while still performing their role in some active capacity. Employees can and should take advantage of times in which guests are not present to eat and rest as able.

6.7	Overtime

When operating requirements or other needs cannot be met during regular working hours, employees will be given the opportunity to volunteer for overtime work assignments. All overtime work must receive the supervisor’s prior authorization. Overtime assignments will be distributed as equitably as practical to all employees qualified to perform the required work.

All payments given to an employee as remuneration for employment must be included in calculating the employee’s regular rate, except those which Amphitrite Digital specifically says may be excluded.

Of course, if a payment is not compensation for employment, then it is not a part of the employee’s wages. On the other hand, if a payment is excludable by Amphitrite Digital, then it may be ignored when figuring the employee’s regular rate and overtime pay, even though it is remuneration for employment.

This chart is not all-inclusive. Although it is an extensive listing of payments that will be confronted in payroll computations, any other payment that is remuneration for employment and not a statutory exclusion must be considered as wages, just as any other payment which qualifies for a statutory exclusion may be eliminated from the wage category.

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WORK CONDITIONS AND HOURS

1.	Employee payments that must be included in calculating regular rates:

a.	Board and lodging furnished by employer if not excluded under union contract

b.	Bonuses for:

i.	accuracy of work

ii.	attendance

iii.	continuation of employment relationship

iv.	production

v.	quality of work

c.	Commissions

i.	Guarantees paid to pieceworkers

ii.	Housing and lodging furnished by employer if not excluded under union contract

iii.	Incentive bonuses

iv.	Lump-sum overtime pay

d.	Contest prizes for:

i.	attendance

ii.	cooperation

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WORK CONDITIONS AND HOURS

iii.	courtesy

iv.	efficiency

v.	number of overtime hours worked

vi.	production

vii.	quality of work

viii.	sales stimulation

e.	Lunch expenses of employee paid by employer

f.	Meals furnished by employer if not excluded under union contract

g.	Merchandise furnished free at company stores (food, clothing, household articles)

h.	Patent payments, if employer solicited invention

i.	Piecework earnings

j.	Production bonuses

k.	Rent of employee’s living quarters paid by employer if not excluded under union contract

l.	Transportation, not incident of employment, furnished by employer

m.	Traveling expenses of employee to and from work which are paid by employer

n.	Utilities furnished by employer for employee’s personal use if not excluded under union contract

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o.	Wage increases:

i.	current

ii.	retroactive

p.	Wages for hours worked (whether productive or not), including:

i.	commissions

ii.	day wages

iii.	hourly guarantees to pieceworkers

iv.	hourly wages

v.	job wages

vi.	non-cash wages

vii.	piecework earnings

viii.	salaries

ix.	shift differentials

2.	Employee payments that may be excluded in calculating regular rates

a.	Absence pay for infrequent or unpredictable absences (see also idle-time pay) caused by:

●	funeral of family member

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●	holiday

●	jury service

●	sickness

●	vacation

b.	Board, lodging, or other facilities excluded under union contract

c.	Bonuses:

●	Christmas

●	discretionary with employer

●	percentage of total wages

d.	Call-back pay covering idle time

e.	Daily overtime pay of any amount for:

●	hours in excess of 8

●	hours in excess of reasonable daily standard

f.	Day-of-rest pay at time and one-half

g.	Death benefits paid from welfare fund

h.	Director’s fees

i.	Disability benefits paid from welfare fund

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j.	Disaster relief payments

k.	Discretionary bonuses (discretionary with employer)

l.	Expense reimbursements for:

●	equipment

●	material

●	tools which employer is required to furnish

●	travel expenses in connection with employer’s business

●	uniforms which employer requires employee to wear

m.	Gifts

n.	Health and welfare plan contributions by employer

o.	Holiday pay for:

●	idle time if equivalent to regular earnings

●	time worked if at time and one-half

p.	Hospital expenses paid from welfare fund

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q.	Idle-time pay (see also Absence pay) due to:

●	call-back pay & show-up pay

●	machinery breakdown

●	supplies failing to arrive

●	weather conditions making it impossible to work

r.	Insurance paid from welfare fund

s.	Loan to employee which is not deducted from wages

t.	Locker facilities

u.	Medical care on the job

v.	Medical services and hospitalization required by workmen’s compensation laws

w.	Parking space furnished by employer

x.	Pension plan contributions by employer

y.	Percentage-of-total-wage bonuses

z.	Post-shift pay:

●	at time and one-half if full shift not exceeding 8 hours is not worked

●	of any amount if full shift is worked

aa.	Pre-shift pay at time and one-half for shifts not exceeding 8 hours

ab.	Prize given to employee for recommending a sales prospect

ac.	Profit-sharing payments qualifying under administrative regulations

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ad.	Recreational facilities furnished by employer

ae.	Rest-period premiums (but only if they are paid occasionally)

af.	Restroom facilities

ag.	Retirement benefits paid from welfare fund

ah.	Royalties

ai.	Savings plan payments qualifying under administrative regulations

aj.	Seventh-day pay at time and one-half

ak.	Severance pay

al.	Show-up pay covering idle time

am.	Sick pay

an.	Stock denoting contingent interest

ao.	Suggestion awards for suggestions that casually occur to employee and require no work

ap.	Sunday pay:

●	at time and one-half for Sunday work as such

●	of any amount if for excess daily or weekly hours

aq.	Supper money given to employee who works late

ar.	Tips, if no agreement on wage status

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as.	Transportation incidental to employment

at.	Traveling expenses of business trip by employee

au.	Truck or car rental paid to employee for use of their conveyance

av.	Tuition for independent schooling outside working hours

aw.	Vacation pay

ax.	Veteran’s subsistence allowances

ay.	Voting time pay

az.	Weekly overtime pay of any amount for:

●	hours in excess of statutory straight-time workweek

●	hours in excess of reasonable weekly standards

ba.	Welfare fund benefits received by employee:

●	death benefits

●	disability benefits

●	hospitalization

●	medical care

●	retirement benefits

bb.	Welfare plan contributions by employer made irrevocably to trustee or third person to provide:

●	death benefits

●	disability benefits

●	hospitalization

●	medical care

●	retirement benefits

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bc.	Workers’ compensation

3.	Overtime Policy Guidance for Management

-	Consider staggering work periods

-	Communicate your staggered workweek

-	If you are going to adjust overtime pay to take advantage of the offsets the law provides, make that very clear in your policy and routinely communicate that information. Unless the perception is addressed, employees may challenge the practice unnecessarily as well as feel a lack of candor on the part of their employer.

-	Don’t treat overtime as a privilege

-	Your policy should stress that overtime is not a benefit – it is only to be authorized when business demands it. In no instance should overtime be authorized solely at the request of the employee or awarded as a privilege.

-	Don’t be casual about unreported time

-	Don’t unintentionally support unreported time

-	Through management development and supervisory training, aim to dispel the belief that the “good” employee is the one who comes in a little early or stays a little late just to help out and does not report the time

-	Have a clear policy on mandatory overtime

-	If overtime is to be mandatory when requested, state that fact throughout the hiring process and include a statement to be signed by the employee acknowledging an understanding of the company policy regarding mandatory overtime. Even with such a policy, there may be occasions where certain mitigating circumstances, such as illness or death in the employee’s immediate family, can and should be exceptions. Document all exceptions to policy.

-	Don’t fail to include on-call pay in overtime calculations

-	Pay for time during which an employee holds himself ready for call to work must be included in the regular-rate computation.

-	Don’t average hours worked in two or more weeks

-	Each workweek must be treated as a separate unit in computing pay.

-	Do not negotiate side agreements with employees to avoid paying overtime

-	Employees cannot waive their rights to overtime compensation granted them by the federal law, except where the government supervises the voluntary payment of wages due or sues on behalf of the employees. Employees cannot agree that their overtime hours may be paid at a lower rate. Agreements to “kick back” overtime pay and agreements to conceal overtime hours are invalid. Even though employees have agreed to such arrangements, they can still recover the overtime pay specified by Amphitrite Digital, possibly by suing you at some point in the future.

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6.8	Use of Equipment

Equipment essential in accomplishing job duties is often expensive and may be difficult to replace. When using property, employees are expected to exercise care, perform required maintenance, and follow all operating instructions, safety standards, and guidelines.

Please notify the supervisor if any equipment, machines, or tools appear to be damaged, defective, or in need of repair. Prompt reporting of damages, defects, and the need for repairs could prevent deterioration of equipment and possible injury to employees or others. The supervisor can answer any questions about an employee’s responsibility for maintenance and care of equipment used on the job.

The improper, care less, negligent, destructive, or unsafe use or operation of equipment can result in disciplinary action, up to and including termination of employment.

6.9	Telecommuting

Employees allowed to telecommute from home or off-site, for some or all of their employment, remain subject to the terms and conditions of employment set forth in the employee handbook and elsewhere. In addition to their existing obligations and responsibilities telecommuters must agree to do the following:

1.	Maintain a regular work schedule and an accurate accounting of what they work on and when.

2.	Comply with all of the safety regulations that apply to an office. That means having a safe work environment free of clutter, exposed wiring, slippery surfaces, etc. Any employee who telecommutes grants a license to the company to inspect their work premise during normal work hours.

3.	Not allow business visitors to their home or off-site work location without the express written permission from their supervisor.

4.	Understand that the policies and procedures relating to legal compliance and ethics obligations remain in full force and effect while off-site.

5.	Be responsible for any company equipment used off-site. The employee may be responsible for the cost of repair or replacement of any equipment if handled in a care less or reckless manner. The company is not responsible for personal equipment used without express written authorization from the company.

6.	Maintain their work product in a safe and secure environment. Any confidential materials, trade secrets or proprietary information should be maintained under lock and key and appropriately discarded.

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7.	Understand that any injuries occurred at home, or off-site, are covered by the company’s worker’s compensation insurance coverage. The reporting requirements for a telecommuter related to a workplace injury are the same as if they worked on company premises.

8.	Arrange for proper day care or elder care services so as not to interfere with getting your job done.

9.	Remember that you are a representative of this company no matter where you are. Please use your best judgment at all times.

6.10	Emergency Closing

At times, emergencies such as severe weather, fires or power failures, can disrupt company operations. In extreme cases, these circumstances may require the closing of a work facility.

When operations are officially closed due to emergency conditions, the time off from scheduled work will be unpaid. However, with supervisory approval, employees may use available paid leave time, such as unused vacation benefits.

In cases where an emergency closing is not authorized, employees who fail to report for work will not be paid for the time off. Employees in essential operations may be asked to work on a day when operations are officially closed. In these circumstances, employees who work will receive regular pay.

6.11	Business Travel Expenses

Amphitrite Digital will reimburse employees for reasonable business travel expenses incurred while on assignments away from the normal work location. All business travel must be approved in advance by the immediate supervisor.

Employees whose travel plans have been approved should make all travel arrangements through Amphitrite Digital travel department. When approved, the actual costs of travel, meals, lodging, and other expenses directly related to accomplishing business travel objectives will be reimbursed by Amphitrite Digital. Employees are expected to limit expenses to reasonable amounts.

Expenses that generally will be reimbursed include the following:

-	Cost of standard accommodations in low to mid-priced hotels, motels or similar lodgings

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-	Cost of meals, no more lavish than would be eaten at the employee’s own expense

-	Tips, not exceeding 20% of the total cost of a meal or 10% of a taxi fare

-	Charges for telephone calls and similar services for business purposes

-	Charges for one personal telephone call each day

-	Charges for laundry and valet services, only on trips of five or more days

-	Airfare or train fare for travel in coach or economy class

-	Car rental fees, only for compact or midsize cars

-	Fares for shuttle or airport bus service, where available; consts of public transportation for other ground travel

-	Taxi fares, only when there is no less expensive alternative

-	Mileage costs for use of personal cars, only when less expensive transportation is not available

Personal entertainment and personal care items are not reimbursed.

Employees who are involved in an accident while traveling on business must promptly report the incident to their immediate supervisor. Vehicles owned, leased, or rented by Amphitrite Digital may not be used for personal use without prior approval.

When travel is completed, employees should submit completed travel expense reports within 30 days. Reports should be accompanied by receipts for all individual expenses.

Employees should contact their supervisor for guidance and assistance on procedures related to travel arrangements, travel advances, expense reports, reimbursement for specific expenses, or any other business travel issues.

Abuse of this business travel expenses policy, including falsifying expense reports to reflect costs not incurred by the employee, can be grounds for disciplinary action, up to and including termination of employment.

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6.12	Visitors in the Workplace

To provide for the safety and security of employees and the facilities at Amphitrite Digital, only authorized visitors are allowed in the workplace. Restricting unauthorized visitors helps maintain safety standards, protects against theft, ensures security of equipment, protects confidential information, safeguards employee welfare, and avoids potential distractions and disturbances.

All visitors should enter Amphitrite Digital at the office area. Authorized visitors will receive directions or be escorted to their destination. Employees are responsible for the conduct and safety of their visitors.

If an unauthorized individual is observed on Amphitrite Digital premises, employees should immediately notify their supervisor or, if necessary, direct the individual to the office area.

6.13	Computer and Email Usage

Computers, computer files, the email system, and software furnished to employees are valuable, vital assets and Amphitrite Digital property intended for business use. Employees should not use a password, access a file, or retrieve any stored communication without authorization. To ensure compliance with this policy, computer and email usage may be monitored.

Amphitrite Digital has the right to monitor all of its information technology system and to access, monitor, and intercept any communications, information, and data created, received, stored, viewed, accessed or transmitted via those systems.

Amphitrite Digital strives to maintain a workplace free of harassment and sensitive to the diversity of its employees. Therefore, Amphitrite Digital prohibits the use of computers and the email system in ways that are disruptive, offensive to others, or harmful to morale.

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For example, the display or transmission of sexually explicit images, messages, and cartoons is not allowed. Other such misuse includes, but is not limited to, ethnic slurs, racial comments, off-color jokes, or anything that may be construed as harassment or showing disrespect for others.

Email may not be used to solicit others for commercial ventures, religious or political causes, outside organizations, or other non-business matters.

6.14	Internet Usage

Internet access to global electronic information resources on the World Wide Web is provided by Amphitrite Digital to assist employees in obtaining work-related data and technology. The following guide lines have been established to help ensure responsible and productive Internet usage. While Internet usage is intended for job-related activities, incidental and occasional brief personal use is permitted within reasonable limits.

All Internet data that is composed, transmitted, or received via our computer communications systems is considered to be part of the official records of Amphitrite Digital and, as such, is subject to disclosure to law enforcement or other third parties. Consequently, employees should always ensure that the business information contained in internet email messages and other transmissions is accurate, appropriate, ethical, and lawful.

The equipment, services, and technology provided to access the Internet remain at all times the property of Amphitrite Digital. As such, Amphitrite Digital reserves the right to monitor Internet traffic, and retrieve and read any data composed, sent, or received through our online connections and stored in our computer systems.

Data that is composed, transmitted, accessed, or received via the Internet must not contain content that could be considered discriminatory, offensive, obscene, threatening, harassing, intimidating, or disruptive to any employee or other person. Examples of unacceptable content may include, but are not limited to, sexual comments or images, racial slurs, gender-specific comments, or any other comments or images that could reasonably offend someone on the basis of race, age, sex, religious or political beliefs, national origin, disability, sexual orientation, or any other characteristic protected by law.

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The unauthorized use, installation, copying, or distribution of copyrighted, trademarked, or patented material on the Internet is expressly prohibited. As a rule, if an employee did not create the material, does not own the rights to it, or has not gotten authorization for its use, it should not be put on the Internet. Employees are also responsible for ensuring that the person sending any material over the Internet has the appropriate distribution rights.

Internet users should take the necessary anti-virus precautions before downloading or copying any file from the Internet. All downloaded files are to be checked for viruses; all compressed files are to be checked before and after decompression.

Abuse of the Internet access provided by Amphitrite Digital in violation of law or Amphitrite Digital policies will result in disciplinary action, up to and including termination of employment. Employees may also be held personally liable for any violations of this policy.

The following behaviors are examples of previously stated or additional actions and activities that are prohibited and can result in disciplinary action:

-	Engaging in unauthorized transactions that may incur a cost to the organization or initiate unwanted internet services and transmissions

-	Sending or posting messages or material that could damage the organization’s image or reputation

-	Participate in the viewing or exchange or pornography or obscene materials

-	Sending or posting messages that defame or slander other individuals

-	Attempting to break into the computer system or another organization or person

-	Refusing to cooperate with a security investigation

-	Sending or posting chain letters, solicitations, or advertisements not related to business purposes or activities

-	Sending or posting discriminatory, harassign, or threatening messages or images

-	Using the organization’s time and resources for personal gain

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-	Stealing, using or disc losing someone else’s code or password without authorization

-	Copying, pirating or downloading software and electronic files without permission

-	Sending or posting confidential material, trade secrets, or proprietary information outside of the organization

-	Violating copyright law

-	Failing to observe licensing agreements

6.15	Workplace Monitoring

Workplace monitoring may be conducted by Amphitrite Digital to ensure quality control, employee safety, security, and customer satisfaction.

Employees who regularly communicate with customers may have their telephone conversations monitored or recorded. Telephone monitoring is used to identify and correct performance problems through targeted training. Improved job performance enhances our customers’ image of Amphitrite Digital as well as their satisfaction with our service.

Computers furnished to employees are the property of Amphitrite Digital. As such, computer usage and files may be monitored or accessed.

Employees can request access to information gathered through workplace monitoring that may impact employment decisions. Access will be granted unless there is a legitimate business reason to protect confidentiality or an ongoing investigation.

Because Amphitrite Digital is sensitive to the legitimate privacy rights of employees, every effort will be made to guarantee that workplace monitoring is done in an ethical and respectful manner.

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6.16	Workplace Violence Prevention

Amphitrite Digital is committed to preventing workplace violence and to maintaining a safe work environment. Amphitrite Digital has adopted the following guidelines to deal with intimidation, harassment, or other threats of (or actual) violence that may occur during business hours or on its premises.

All employees, including supervisors and temporary employees, should be treated with courtesy and respect at all times. Employees are expected to refrain from fighting, “horseplay,” or other conduct that may be dangerous to others.

1.	Zero tolerance

This company has a policy of zero tolerance for violence. If you engage in any violence in the workplace, or threaten violence in the workplace, your employment will be terminated immediately for cause. No talk of violence or joking about violence will be tolerated.

“Violence” includes physically harming another, shoving, pushing, harassing, intimidating, coercing, brandishing weapons, and threatening or talking of engaging in those activities. It is the intent of this policy to ensure that everyone associated with this business, including employees and customers, never feels threatened by any employee’s actions or conduct.

2.	All weapons banned

The company specifically prohibits the possession of weapons by any employee while on company property. This ban includes keeping or transporting a weapon in a vehicle in a parking area, whether public or private. Employees are also prohibited from carrying a weapon while performing services off the company’s business premises.

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Weapons include guns, knives, explosives, and other items with the potential to inflict harm. Appropriate disciplinary action, up to and including termination, will be taken against any employee who violates this policy.

3.	Reporting violence

It is everyone’s business to prevent violence in the workplace. You can help by reporting what you see in the workplace that could indicate that a co -worker is in trouble. You are in a better position than management to know what is happening with those you work with.

You are encouraged to report any incident that may involve a violation of any of the company’s policies that are designed to provide a comfortable workplace environment. Concerns may be presented to your supervisor.

All reports will be investigated and information will be kept confidential.

Amphitrite Digital will promptly and thoroughly investigate all reports of threats of (or actual) violence and of suspicious individuals or activities. The identity of the individual making a report will be protected as much as is practical. In order to maintain workplace safety and the integrity of its investigation, Amphitrite Digital may suspend employees, either with or without pay, pending investigation.

Anyone determined to be responsible for threats of (or actual) violence or other conduct that is in violation of these guidelines will be subject to prompt disciplinary action up to and including termination of employment.

Amphitrite Digital encourages employees to bring their disputes or differences with other employees to the attention of their supervisors or the Human Resources Department before the situation escalates into potential violence. Amphitrite Digital is eager to assist in the resolution of employee disputes and will not discipline employees for raising such concerns.

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7.	Employee Conduct & Disciplinary Action

7.1	Employee Conduct and Work Rules

To ensure orderly operations and provide the best possible work environment, Amphitrite Digital expects employees to follow rules of conduct that will protect the interests and safety of all employees and the organization.

It is not possible to list all the forms of behavior that are considered unacceptable in the workplace. The following are examples of infractions of rules of conduct that may result in disciplinary action, up to and including termination of employment:

Unauthorized use of telephones, mail system, or other employer-owned equipment;
Unauthorized disclosure of business “secrets” or confidential information;
Violation of personnel policies;
Unsatisfactory performance or conduct. equipment;
Fighting or threatening violence in the workplace;
Boisterous or disruptive activity in the workplace;
Negligence or improper conduct leading to damage of employer-owned or customer-owned property;
Insubordination or other disrespectful conduct;
Violation of safety or health rules;
Sexual or other unlawful or unwelcome harassment;
Possession of dangerous or unauthorized materials, such as explosives or firearms, in the workplace;

7.2	Sexual and Other Unlawful Harassment

Amphitrite Digital is committed to providing a work environment that is free from all forms of discrimination and conduct that can be considered harassing, coercive, or disruptive, including sexual harassment. Actions, words, jokes, or comments based on an individual’s sex, race, color, national origin, age, religion, disability, marital status or any other basis prohibited by law will not be tolerated. We prohibit discrimination/harassment in the workplace, whether committed by or against managers, colleagues, customers, suppliers or visitors. We want our employees to work and grow in a healthy, respectful and productive environment.

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This policy applies to all current employees of Amphitrite Digital, including full-time and part-time, contractual, permanent and temporary employees and also applies to job applicants.

Sexual Harassment

Sexual harassment has been de fined as unwanted and unwelcome sexual advances, requests for sexual favours, and other verbal or physical conduct of a sexual nature that:

●	Is made either explicitly or implicitly a term or condition of employment;

●	Issued as a basis for employment decisions affecting such an individual;

●	Has the purpose or effect of substantially interfering with an individual’s work performance and of creating an intimidating, hostile, or offensive work environment.

The company prohibits inappropriate conduct that is sexual in nature of work, on company business, or at company-sponsored events including the following:

●	Offensive or humiliating behaviour that is related to a person’s sex;

●	Behaviour of a sexual nature that creates an intimidating, unwelcome, hostile or offensive work environment;

●	Behaviour of a sexual nature that could reasonably be thought to put sexual conditions on a person’s job or employment opportunities.

●	Comments, jokes, or degrading language;

●	Sexually suggestive objects, books, magazines, photography, cartoons, pictures, calendars, posters, electronic communications, or other materials;

●	Unwelcome sexual advances, requests for sexual favours, or any sexual touching;

●	Offering favourable terms or conditions of employment or benefits in exchange for sexual favours or threatening or imposing less-favourable terms or conditions of employment if sexual favours are refused.

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1.	MANAGEMENT AND STAFF RESPONSIBILITY

All managers have a responsibility to maintain a workplace free of discrimination and personal harassment. Managers are directly responsible for the conduct of their staff and the smooth running of their department.

Also, Amphitrite Digital expects all employees to comply with this policy and all employees to conduct themselves appropriately.

Management are responsible for:

●	Promoting a harassment-free workplace and setting an example of appropriate behavior in the workplace;

●	Communicating the process for investigating and resolving harassment complaints filed by employees;

●	Dealing with harassment situations immediately after becoming aware of them, whether or not a harassment complaint has been made;

●	Taking appropriate action during a harassment investigation, including the separation of the parties to the harassment complaint, if necessary; and

●	Ensuring that harassment situations are handled in a sensitive and confidential manner.

Employees are responsible for:

●	Treating others with respect in the workplace;

●	Informing your immediate supervisor or the human resources department of any harassment;

●	Collaborating in a harassment investigation and respecting the confidentiality of the investigation process;

Employees can expect:

●	To be treated with respect in the workplace;

●	That reported harassment will be dealt with in a timely, confidential and effective manner;

●	To have their rights to a fair process and to confidentiality respected during a harassment investigation; and

●	To be protected against retaliation for reporting harassment or cooperating with a harassment investigation.

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2.	PROCEDURE

Creating a workplace free of discrimination and harassment is everyone’s responsibility. If you observe or believe that you are a victim of discrimination, sexual harassment or any other form of harassment at work, in the course of the company’s business or any other activity sponsored by the company, you must immediately report it to one of the following:

●	Your manager or another manager in your management chain

●	Human Resources

An employee may file a harassment complaint by contacting his/her manager or the HR. The complaint may be verbal or in writing. If the complaint is made verbally, the manager or the HR will record the details provided by the employee. The employee should be prepared to provide details such as what happened; when it happened; where it happened; how often and who else was present (if applicable).

Complaints should be made as soon as possible but no later than within one year of the last incident of perceived harassment, unless there are circumstances that prevented the employee from doing so.

3.	HOW COMPLAINTS WILL BE DEALT WITH

Any claims of discrimination or harassment will be investigated promptly and discreetly. All complaints are treated with sensitivity and are kept confidential as possible. We will never disclose who made a complaint to anyone or give out information that may help others identify that person (e.g. which department or role they work in.) An appropriate disciplinary action will be taken to eliminate inappropriate behavior.

In addition, you are not required to report your complaint to the person who is the subject of the complaint. For example, if your complaint concerns your supervisor, you can talk to someone in Human Resources. However, if someone at work, in the course of the company’s business or in a company-sponsored function engages in conduct that makes you feel uncomfortable, we encourage you to tell them that the conduct is unwelcome, that you find it offensive and that you ask that it stop immediately.

Human Resources will promptly investigate complaints. You must cooperate fully in such investigations. If warranted, the company will take appropriate corrective action, up to and including termination of employment.

The company prohibits any form of reprisal against a plaintiff for reporting discrimination or harassment or for participating in an investigation of a complaint of discrimination or harassment. If you believe you have been subject to reprisal, you can use any of the resources described above to report your concern.

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7.3	Attendance and Punctuality

To maintain a safe and productive work environment, Amphitrite Digital expects employees to be reliable and to be punctual in reporting for scheduled work. Absentee is m and tardiness place a burden on other employees and on Amphitrite Digital. In the rare instances when employees cannot avoid being late to work or are unable to work as scheduled, they should notify their supervisor as soon as possible in advance of the anticipated tardiness or absence. Poor attendance and excessive tardiness are disruptive. Either may lead to disciplinary action, up to and including termination of employment.

7.4	Personal Appearance

Dress, grooming, and personal cleanliness standards contribute to the morale of all employees and affect the business image Amphitrite Digital presents to customers and visitors.

During business hours or when representing Amphitrite Digital, you are expected to present a clean, neat, and tasteful appearance. You should dress and groom yourself according to the requirements of your position and accepted social standards. This is particularly true if your job involves dealing with customers or visitors in person.

Your supervisor or department head is responsible for establishing a reasonable dress code appropriate to the job you perform. Consult your supervisor if you have questions as to what constitutes appropriate appearance. Where necessary, reasonable accommodation may be made to a person with a disability.

7.5	Return of Property

Employees are responsible for all Amphitrite Digital property, materials, or written information issued to them or in their possession or control. Employees must return all Amphitrite Digital property immediately upon request or upon termination of employment. Where permitted by applicable laws, Amphitrite Digital may withhold from the employee’s check or final paycheck the cost of any items that are not returned when required. Amphitrite Digital may also take all action deemed appropriate to recover or protect its property.

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7.6	Resignation and Retirement

Resignation is a voluntary act initiated by the employee to terminate employment with Amphitrite Digital. Although advance notice is not required, Amphitrite Digital requests at least 2 weeks written notice of resignation from employees.

Prior to an employee’s departure, an exit interview may be scheduled to discuss the reasons for resignation and the effect of the resignation on benefits.

In line with actual legislation Amphitrite Digital does not have an age where it expects employees to retire. It is however our policy to have discussions with all our staff where they can discuss their future aims and aspirations. Staff and their managers can also use this opportunity to discuss retirement planning should the employee wish to do so.

You should ensure that you inform your supervisor at least 6 months before you plan to retire to ensure that all appropriate arrangements are made (ex: sourcing a replacement etc.).

7.7	Security Inspections

Amphitrite Digital wishes to maintain a work environment that is free of illegal drugs, alcohol, firearms, explosives, or other improper materials. To this end, Amphitrite Digital prohibits the possession, transfer, sale, or use of such materials on its premises. Amphitrite Digital requires the cooperation of all employees in administering this policy.

Lockers and other storage devices may be provided for the convenience of employees but remains the sole property of Amphitrite Digital. Accordingly, they, as well as any articles found within them, can be inspected by any agent or representative of Amphitrite Digital at any time, either with or without prior notice.

7.8	Progressive Discipline

The purpose of this policy is to state Amphitrite Digital’s position on administering equitable and consistent discipline for unsatisfactory conduct in the workplace. The best disciplinary measure is the one that does not have to be enforced and comes from good leadership and fair supervision at all employment levels.

Amphitrite Digital’s own best interest lies in ensuring fair treatment of all employees and in making certain that disciplinary actions are prompt, uniform, and impartial. The major purpose of any disciplinary action is to correct the problem, prevent recurrence, and prepare the employee for satisfactory service in the future.

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Although employment with Amphitrite Digital is based on mutual consent and both the employee and Amphitrite Digital have the right to terminate employment at will, with or without cause or advance notice, Amphitrite Digital may use progressive discipline at its discretion.

Disciplinary action may call for any of four steps – verbal warning, written warning, suspension with or without pay, or termination of employment – depending on the severity of the problem and the number of occurrences. There may be circumstances when one or more steps are bypassed.

Progressive discipline means that, with respect to most disciplinary problems, these steps will normally be followed: a first offense may call for a verbal warning; a next offense may be followed by a written warning; another offense may lead to a suspension; and, still another offense may then lead to termination of employment.

Amphitrite Digital recognizes that there are certain types of employee problems that are serious enough to justify either a suspension, or, in extreme situations, termination of employment, without going through the usual progressive discipline steps.

While it is impossible to list every type of behavior that may be deemed a serious offense, the Employee Conduct and Work Rules policy includes examples of problems that may result in immediate suspension or termination of employment. However, the problems listed are not all necessarily serious offenses, but may be examples of unsatisfactory conduct that will trigger progressive discipline.

By using progressive discipline, we hope that most employee problems can be corrected at an early stage, benefiting both the employee and Amphitrite Digital.

7.9	Problem Resolution

Amphitrite Digital is committed to providing the best possible working conditions for its employees. Part of this commitment is encouraging an open and frank atmosphere in which any problem, complaint, suggestion, or question receives a timely response from Amphitrite Digital supervisors and management.

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EMPLOYEE CONDUCT & DISCIPLINARY ACTION

Amphitrite Digital strives to ensure fair and honest treatment of all employees. Supervisors, managers, and employees are expected to treat each other with mutual respect. Employees are encouraged to offer positive and constructive criticism.

If employees disagree with established rules of conduct, policies, or practices, they can express their concern through the problem resolution procedure. No employee will be penalized, formally or informally, for voicing a complaint with Amphitrite Digital in a reasonable, business-like manner, or for using the problem resolution procedure.

If a situation occurs when employees believe that a condition of employment or a decision affecting them is unjust or inequitable, they are encouraged to make use of the following steps. The employee may discontinue the procedure at any step.

1.	Employee presents a problem to the immediate supervisor after an incident occurs. If the supervisor is unavailable or the employee believes it would be inappropriate to contact that person, the employee may present a problem to the manager or any other member of management.

2.	Supervisor responds to problems during discussion or after consulting with appropriate management, when necessary. Supervisor documents discuss ion.

3.	Employee presents a problem to the management team if the problem is unresolved.

4.	Supervisor counsels and advises employees, assists in putting problems in writing and visits with the employee’s manager(s), if necessary.

5.	Employees present problems to the President in writing.

6.	The President reviews and considers problems. The President informs the employee of the decision and forwards a copy of written response to the Human Resources Department for the employee’s file. The President has full authority to make any adjustment deemed appropriate to resolve the problem.

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EMPLOYEE CONDUCT & DISCIPLINARY ACTION

Not every problem can be resolved to everyone’s total satisfaction, but only through understanding and discussion of mutual problems can employees and management develop confidence in each other. This confidence is important to the operation of an efficient and harmonious work environment and helps to ensure everyone’s job security.

7.10	Workplace Etiquette

Amphitrite Digital strives to maintain a positive work environment where employees treat each other with respect and courtesy. Sometimes issues arise when employees are unaware that their behavior in the workplace may be disruptive or annoying to others. Many of these day-to-day issues can be addressed by politely talking with a co-worker to bring the perceived problem to his or her attention. In most cases, common sense will dictate an appropriate resolution. Amphitrite Digital encourages all employees to keep an open mind and graciously accept constructive feedback or a request to change behavior that may be affecting another employee’s ability to concentrate and be productive.

7.11	Suggestion Program

As employees of Amphitrite Digital, you have the opportunity to contribute to our future success and growth by submitting suggestions for practical work-improvement or cost-savings ideas.

All employees are eligible to participate in the suggestion program.

A suggestion is an idea that will benefit Amphitrite Digital by solving a problem, reducing costs, improving operations or procedures, enhancing customer service, eliminating waste or spoilage, or making Amphitrite Digital a better or safer place to work. Statements of problems without accompanying solutions, or recommendations concerning co-workers and management are not appropriate suggestions.

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All suggestions should contain a description of the problem or condition to be improved, a detailed explanation of the solution or improvement, and the reasons why it should be implemented. If you have questions or need advice about your idea, contact your supervisor for help.

Submit suggestions to the President and, after review, they will be forwarded to the Director. As soon as possible, you will be notified of the adoption or rejection of your suggestion.

Special recognition may be given to employees who submit a suggestion that is implemented.

IF YOU HAVE ANY COMMENTS OR SUGGESTIONS REGARDING THE CONTENT OF THE EMPLOYEE HANDBOOK, PLEASE DIRECT THEM TO MANAGEMENT.

WISHING YOU A LONG AND REWARDING CAREER AT Amphitrite Digital !

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ACKNOWLEDGEMENT OF RECEIPT

Acknowledgement of Receipt

I acknowledge that I have received a copy of the Amphitrite Digital Employee Handbook (“Handbook”). I understand that I am responsible for reading and abiding by all policies and procedures in this Handbook, as well as other policies and procedures of the Company.

I also understand that the purpose of this Handbook is to inform me of the Company’s policies and procedures, and it is not a contract of employment. Nothing in this Handbook provides any entitlement to me or to any Company employee, nor is it intended to create contractual obligations of any kind. I understand that the Company has the right to change any provision of this Handbook at any time and that I will be bound by any such changes.

I expressly agree to the provisions of Part 7.9, Problem Resolution, of the Handbook, in which I have agreed to use alternative dispute resolution, in lieu of litigation, as the sole means of resolving any dispute that may arise between the Company and me, subject to the Company’s right to seek injunctive relief. I understand that by agreeing to arbitration I waive any right I may have to sue or seek a jury trial. The decision of the arbitrator will be final and binding.

Signature	Date

Full Name (please print)

Please sign and date one copy of this acknowledgement and return it to Human Resources. Retain a second copy for your reference.

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